Exhibit 99.1

Moody’s Corporation Reports Results for Second Quarter 2009

  Reported 2Q09 EPS of $0.46; excluding restructuring and legacy tax, EPS of $0.43
  2Q09 revenue of $450.7 million, down 8% from prior-year period
  Raising FY 2009 EPS guidance to range of $1.45 to $1.55

NEW YORK--(BUSINESS WIRE)--July 29, 2009--Moody’s Corporation (NYSE: MCO) today announced results for the second quarter of 2009.

Summary of Results for Second Quarter 2009

Moody’s reported revenue of $450.7 million for the three months ended June 30, 2009, a decrease of 8% from $487.6 million for the second quarter of 2008. Operating income for the quarter was $187.2 million, a 20% decline from $233.7 million for the same period last year. Diluted earnings per share of $0.46 for the second quarter of 2009 included a benefit of $0.03 associated with certain legacy tax matters and costs for previously announced restructuring activities. Excluding these items from both periods, diluted earnings per share of $0.43 for the quarter declined 16% from $0.51 in the prior-year period.

“Moody’s results in the second quarter reflected some improvement in credit market activity,” said Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s. “We are raising our full-year 2009 EPS guidance to $1.45 to $1.55 based on first half performance; however, we remain cautious about business conditions for the remainder of the year.”

Second Quarter Revenue

For Moody’s Corporation overall, global revenue of $450.7 million declined 8% from the second quarter of 2008. Excluding the unfavorable impact of foreign currency translation, revenue declined 4 percent. U.S. revenue of $237.1 million for the second quarter of 2009 decreased 10% from the second quarter of 2008, while non-U.S. revenue of $213.6 million decreased 5% from the prior-year period. Excluding the unfavorable impact of foreign currency translation, non-U.S. revenue increased 3 percent. Non-U.S. revenue accounted for 47% of Moody’s total revenue for the quarter, essentially flat with 46% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the second quarter of 2009 was $310.3 million, a decrease of 13% from the prior-year period. Excluding the unfavorable impact of foreign currency translation, revenue declined 9 percent. U.S. revenue of $173.7 million for the second quarter of 2009 decreased 13% from the second quarter of 2008. Outside the U.S., revenue of $136.6 million declined 13% from the year-ago period.

Within the ratings business, global structured finance revenue totaled $74.6 million for the second quarter of 2009, a decrease of 35% from a year earlier. U.S. structured finance revenue decreased 33%, with limited new issuance. Non-U.S. structured finance revenue decreased 38%, driven by declines in all asset classes.

Global corporate finance revenue of $107.5 million in the second quarter of 2009 increased 9% from the same quarter of 2008. U.S. corporate finance revenue increased 15% from the second quarter of 2008, primarily driven by better activity in the high-yield market. Outside the U.S., revenue was about flat with the prior-year period, with increased activity in the investment-grade sector in Europe offset by declines in other regions.

Global financial institutions revenue of $67.3 million in the second quarter of 2009 decreased 10% compared to the same quarter of 2008. Financial institutions revenue in the U.S. decreased 17% due to issuance declines in the insurance and banking sectors. Outside the U.S., revenue decreased 5% as increased issuance activity in the insurance sector was more than offset by declines in banking revenue.

Global public, project and infrastructure finance revenue was $60.9 million for the second quarter of 2009, decreasing 8% from the second quarter of 2008. U.S. revenue decreased 18% from the prior-year period, primarily due to lower issuance activity in the municipal sector. Non-U.S. revenue increased 22% with strong issuance in project and infrastructure finance in Europe.

Global revenue for Moody’s Analytics for the second quarter of 2009 reached $140.4 million, up 7% from the same quarter of 2008. Excluding the unfavorable impact of foreign currency translation, revenue increased 9 percent. Subscription revenue of $117.8 million was about flat with the prior-year period, and represented more than 80% of Moody’s Analytics revenue. Software revenue grew 83% while revenue in professional services was about flat with the prior-year period.

In the U.S., Moody’s Analytics revenue of $63.4 million for the second quarter of 2009 decreased 2% from the second quarter of 2008. Weakness among financial services customers resulted in higher customer attrition rates, partially offset by new subscription contracts, software licenses and professional services engagements. Outside the U.S., revenue increased 14% over the prior-year period to $77.0 million, primarily due to the impact of acquisitions made in 2008.

Second Quarter Expenses

Second quarter 2009 expenses for Moody’s Corporation of $263.5 million were 4% higher than in the prior-year period, and Moody’s reported operating margin for the second quarter of 2009 was 41.5%. Excluding the restructuring adjustments in both periods, expenses were 2% higher than the prior-year period and operating margin was 42.2%, compared to 47.9% in the prior-year period. Without the favorable impact of foreign currency translation, reported expenses increased 9% and reported operating income declined 19 percent.

Second Quarter Effective Tax Rate

Moody’s effective tax rate was 36.4% for the second quarter of 2009, compared with 38.5% for the prior-year period. Excluding certain legacy tax matters and restructuring efforts in both periods, the effective tax rate was 38.8% for the second quarter of 2009, compared with 39.6% in the prior-year period. The decrease was primarily due to a higher proportion of taxable income generated internationally in lower tax jurisdictions.

Year-to-Date Results

Moody’s Corporation revenue for the first six months of 2009 totaled $859.6 million, a decrease of 6% from $918.3 million for the same period of 2008. Expenses for the first six months of 2009 were $523.5 million, and increased 8% from a year ago. First half operating income of $336.1 million was down 22% from $433.0 million for the same period of 2008. Excluding the negative impact of foreign currency translation, revenue and operating income for the first six months of 2009 decreased 2% and 21%, respectively. Diluted earnings per share of $0.84 for the first half of 2009 included a charge of $0.01 associated with certain legacy tax matters and the previously announced restructuring plans. Excluding these items in both periods, diluted earnings per share of $0.85 for the first half of 2009 decreased 14% from $0.99 for the first half of 2008.

Revenue at Moody’s Investors Service totaled $580.5 million for the first six months of 2009, a decrease of 11% from the prior-year period. Moody’s Analytics revenue rose to $279.1 million for the first half of 2009, up 6% from the first half of 2008.

Share Repurchases and Debt Capacity

During the second quarter of 2009, Moody’s had no share repurchase activity and issued 0.6 million shares under employee stock-based compensation plans. Outstanding shares as of June 30, 2009 totaled 236.3 million, representing a 3% decrease from a year earlier. Additionally, as of June 30, 2009, Moody’s had $1.4 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $1.3 billion of outstanding debt and approximately $400 million of additional debt capacity available under its revolving credit facility. Moody’s reduced total outstanding debt by $80 million during the second quarter and $137 million for the first half of 2009.

Assumptions and Outlook for Full-Year 2009

Moody’s outlook for 2009 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the impact of government-sponsored economic stabilization initiatives. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ materially from our current outlook.

Moody’s is revising its outlook for the full-year 2009 to reflect stronger first half performance and anticipated weakness in business conditions for the rest of the year. This outlook assumes foreign currency translation at current exchange rates. While our expectations for revenue have modestly improved, the Company still expects full-year 2009 revenue to decline in the mid-single-digit percent range. Revenue expectations for certain areas have changed based on conditions specific to those businesses and geographies. We now expect full-year 2009 expenses to increase in the mid-single-digit percent range. Full-year 2009 operating margin is still projected in the mid- to high-thirties percent range. The Company now expects diluted earnings per share for full-year 2009 in the range of $1.45 to $1.55.

For the global MIS business, we still expect revenue for the full-year 2009 to decline in the high-single-digit percent range. Within the U.S., we continue to expect MIS revenue to decline in the high-single-digit percent range, while we now expect MIS revenue outside the U.S. to decline in the mid-single-digit percent range. We now expect structured finance revenue for full-year 2009 to decrease in the mid-twenties percent range, with declines across all asset classes. Corporate finance revenue for full-year 2009 is now expected to increase in the high-single-digit percent range from full-year 2008, reflecting strong investment- and speculative-grade activity in the first half of this year. Revenue from financial institution ratings is still expected to decline in the mid-single-digit percent range and public, project and infrastructure finance revenue for full-year 2009 is still expected to be about flat with full-year 2008.

For Moody’s Analytics, full-year 2009 revenue growth is now expected to be in the low-single-digit percent range. We expect strong growth in software revenue to offset a decline in subscription revenue in the low-single-digit percent range and a decline in professional services revenue in the high-single-digit percent range, reflecting reduced customer spend for training services through this challenging economic environment. Within the U.S., we still project Moody’s Analytics revenue to decline in the low-single-digit percent range. Outside the U.S., we now expect Moody’s Analytics revenue to increase in the high-single-digit percent range.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which encompasses the growing array of Moody’s non-ratings businesses including risk management software for financial institutions, quantitative credit analysis tools, economic research and data services, data and analytical tools for the structured finance market, and training and other professional services. The Corporation, which reported revenue of $1.8 billion in 2008, employs approximately 3,900 people worldwide and maintains a presence in 27 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2009 and other forward-looking statements in this release are made as of July 29, 2009, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Amounts in millions, except per share amounts	2009	2008	2009	2008

Revenue	$450.7	$487.6	$859.6	$918.3

Expenses:
Operating	128.0	123.3	250.4	243.2
Selling, general and administrative	116.7	114.0	226.9	213.7
Restructuring	3.1	(0.2)	14.9	(0.9)
Depreciation and amortization	15.7	16.8	31.3	29.3
Total expenses	263.5	253.9	523.5	485.3

Operating income	187.2	233.7	336.1	433.0
Non-operating (expense) income, net
Interest (expense) income, net	(6.1)	(12.4)	(9.4)	(23.9)
Other non-operating (expense) income, net	(6.5)	2.5	(10.5)	11.4
Total	(12.6)	(9.9)	(19.9)	(12.5)
Income before provision for income taxes	174.6	223.8	316.2	420.5
Provision for income taxes	63.6	86.2	114.1	161.7
Net income	111.0	137.6	202.1	258.8
Less: net income attributable to noncontrolling interests	1.7	2.4	2.6	2.9
Net income attributable to Moody's Corporation	$109.3	$135.2	$199.5	$255.9

Earnings per share attributable to Moody's common shareholders
Basic	$0.46	$0.55	$0.85	$1.04
Diluted	$0.46	$0.54	$0.84	$1.03

Weighted average number of shares outstanding
Basic	236.1	244.6	235.8	246.0
Diluted	238.1	248.1	237.3	249.5

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Amounts in millions	2009	2008	2009	2008

Moody's Investors Service
Structured Finance	$74.6	$115.6	$147.0	$218.0
Corporate Finance	107.5	98.9	191.6	172.2
Financial Institutions	67.3	75.1	123.6	142.1
Public, Project and Infrastructure Finance	60.9	66.2	118.3	121.7
Intersegment royalty	14.4	15.7	29.1	31.7
Sub-total MIS	324.7	371.5	609.6	685.7
Eliminations	(14.4)	(15.7)	(29.1)	(31.7)
Total MIS revenue	310.3	355.8	580.5	654.0

Moody's Analytics
Subscriptions	117.8	117.1	234.8	235.3
Software	17.4	9.5	33.5	19.0
Professional Services *	5.2	5.2	10.8	10.0
Total MA revenue	140.4	131.8	279.1	264.3

Total Moody's Corporation revenue	$450.7	$487.6	$859.6	$918.3

Moody's Corporation revenue by geographic area

United States	$237.1	$263.5	$446.0	$496.4
International	213.6	224.1	413.6	421.9

	$450.7	$487.6	$859.6	$918.3

* During the second quarter of 2009 the Company renamed its 'Consulting' line of business within the MA operating segment to 'Professional Services'. The new name more accurately reflects the type of services rendered in this area, primarily training and other specialized projects undertaken at the request of customers.

Moody's Corporation
Consolidated Interest (Expense) / Income, Net (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2009	2008	2009	2008
Amounts in millions

Interest (expense) / income:
Expense on borrowings	$ (12.5)	$ (14.3)	$ (24.4)	$ (29.7)
Income	0.6	3.2	1.4	10.2
Legacy Tax (a)	6.5	2.3	6.5	2.3
FIN 48 and other tax	(0.7)	(3.7)	6.7	(6.8)
Interest capitalized	-	0.1	0.4	0.1
Total interest (expense) income, net	$ (6.1)	$ (12.4)	$ (9.4)	$ (23.9)

(a) The 2009 amount represents interest income related to the favorable settlement of the 1993 - 1996 legacy tax matter; the 2008 amount represents a reduction of accrued interest due to the favorable resolution of legacy tax matters.

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	June 30,	December 31,
Amounts in millions	2009	2008

Cash and cash equivalents	$392.8	$245.9
Short-term investments	4.9	7.1
Total current assets	900.6	809.1
Non-current assets	973.3	964.3
Total assets	1,873.9	1,773.4
Total current liabilities	1,305.1	1,393.1
Total debt (1)	1,330.4	1,467.7
Other long-term liabilities	568.3	616.4
Total shareholders' deficit	(749.5)	(986.1)
Total liabilities and shareholders' deficit	1,873.9	1,773.4

Actual number of shares outstanding	236.3	235.1

(1) Includes long-term debt of $750.0 million at June 30, 2009 and December 31, 2008. Additionally, this includes amounts outstanding under the Company's commercial paper program and revolving credit facility of $370.4 million and $210.0 million, respectively, at June 30, 2009, and $104.7 million and $613.0 million, respectively, at December 31, 2008, which are included in total current liabilities.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended June 30,

Amounts in millions, except per share amounts	2009				2008
				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures *	Reported	Adjustments		Measures *

Revenue	$450.7	$-		$450.7	$487.6	$-		$487.6
Expenses	263.5	(3.1)	(a)	260.4	253.9	0.2	(a)	254.1
Operating income	187.2	3.1		190.3	233.7	(0.2)		233.5
Non-operating (expense) income, net	(12.6)	(6.5)	(b)	(19.1)	(9.9)	(8.7)	(b)	(18.6)
Income before provision for income taxes	174.6	(3.4)		171.2	223.8	(8.9)		214.9
Provision for income taxes	63.6	2.9	(c)	66.5	86.2	(1.0)	(c)	85.2
Net income	111.0	(6.3)		104.7	137.6	(7.9)		129.7
Less: net income attributable to noncontrolling interests	1.7	-		1.7	2.4	-		2.4
Net income attributable to Moody's Corporation	$109.3	$(6.3)		$103.0	$135.2	$(7.9)		$127.3

Earnings per share attributable to Moody's common shareholders
Basic	$0.46			$0.44	$0.55			$0.52
Diluted	$0.46			$0.43	$0.54			$0.51

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the three month periods ended June 30, 2009 and 2008, adjusted to exclude the impact of the following:

(a) To exclude adjustments relating to the fourth quarter 2007 restructuring charge and the 2009 restructuring plan approved on March 27, 2009.

(b) To exclude benefits relating to the resolution of certain legacy tax matters.

(c) To reflect the income tax impacts related to the adjustments described in notes (a) and (b) above, and to exclude a $4.3 million tax benefit recorded in the second quarter of 2009 related to the settlement of a legacy tax matter.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Six Months Ended June 30,

Amounts in millions, except per share amounts	2009				2008
				Non-GAAP				Non-GAAP
	As			Financial	As			Financial
	Reported	Adjustments		Measures *	Reported	Adjustments		Measures *

Revenue	$859.6	$-		$859.6	$918.3	$-		$918.3
Expenses	523.5	(14.9)	(a)	508.6	485.3	0.9	(a)	486.2
Operating income	336.1	14.9		351.0	433.0	(0.9)		432.1
Non-operating (expense) income, net	(19.9)	(6.5)	(b)	(26.4)	(12.5)	(8.7)	(b)	(21.2)
Income before provision for income taxes	316.2	8.4		324.6	420.5	(9.6)		410.9
Provision for income taxes	114.1	7.3	(c)	121.4	161.7	(1.2)	(c)	160.5
Net income	202.1	1.1		203.2	258.8	(8.4)		250.4
Less: net income attributable to noncontrolling interests	2.6	-		2.6	2.9	-		2.9
Net income attributable to Moody's Corporation	$199.5	$1.1		$200.6	$255.9	$(8.4)		$247.5

Earnings per share attributable to Moody's common shareholders
Basic	$0.85			$0.85	$1.04			$1.01
Diluted	$0.84			$0.85	$1.03			$0.99

*In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. May not add due to rounding.

The tables above show Moody's consolidated results for each of the six month periods ended June 30, 2009 and 2008, adjusted to exclude the impact of the following:

(a) To exclude adjustments relating to the fourth quarter 2007 restructuring charge and the 2009 restructuring plan approved on March 27, 2009.

(b) To exclude benefits relating to the resolution of certain legacy tax matters.

(c) To reflect the income tax impacts related to the adjustments described in notes (a) and (b) above, and to exclude a $4.3 million tax benefit recorded in the second quarter of 2009 related to the settlement of a legacy tax matter.

CONTACT:
Moody's Corporation
Media:
Anthony Mirenda, 212-553-1316
Senior Vice President, Corporate Communications
Anthony.Mirenda@moodys.com
or
Investor Relations:
Liz Zale, 212-553-1633
Vice President, Investor Relations
Elizabeth.Zale@moodys.com